ROPES & GRAY
                 ONE INTERNATIONAL PLACE
                  BOSTON, MA 02110-2624
                  PHONE: (617) 951-7000
                  FAX: (617) 951-7050
               DIRECT DIAL: (617) 951-7074


                                                          July 1, 2002
VIA EDGAR
---------

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Putnam Global Growth Fund - Additional Proxy Solicitation Materials

Ladies and Gentleman:

Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, enclosed for filing on behalf of Putnam Global Growth Fund are additional proxy solicitation materials to be used in connection with the solicitation of proxies for meetings of shareholders of Putnam Global Equity Fund and Putnam Global Growth and Income Fund at which shareholders of each fund will be asked to vote on a proposed merger of their fund into Putnam Global Growth Fund.

Please direct any comments or questions on the enclosed materials to the undersigned at (617) 951-7074 or Brian D. McCabe, Esquire of this office at (617) 951-7801.

                                 Very truly yours,


                                 /s/ Peter D. Stahl

                                 Peter D. Stahl

Enclosures

cc: Beth K. Werths, Esquire, Putnam Investments, LLC
    Brian D. McCabe, Esquire


NEW YORK                    PROVIDENCE                  WASHINGTON


Vote by phone solicitation letter
(Written)

Vote confirmation

(Shareholder name & address of record)

Putnam Global Equity Fund
Putnam Global Growth and Income Fund

Meeting of Shareholders September 12, 2002
Account:
Shares:

Votes Received:
(list proposal as on proxy card)

(FOR)     (AGAINST)     (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and no later than 5:00 p.m. Eastern Time, on September 11, 2002.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)


Vote-By-Phone Solicitation Script for
Putnam Global Equity Fund
Putnam Global Growth and Income Fund

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Global Equity Fund/Putnam Global Growth and Income Fund [choose one] for which you recently received a proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are? (name of shareholder of record) Can I confirm your address of record? (address of record)? Can I also confirm your (Tax
ID)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by telephone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are appointing John A. Hill, Robert E. Patterson, and W. Nicholas Thorndike, and each of them separately, as proxies, with the power of substitution, and authorizing them to represent and vote your shares at the meeting of shareholders of Putnam Global Equity Fund/Putnam Global Growth and Income Fund on September 12 at 11:00 a.m., Eastern Time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxy card requests your vote on the following proposal.

The Trustees are recommending a vote in favor the proposal to [choose one]:

Approval of an Agreement and Plan of Reorganization and the transactions contemplated thereby, including the transfer of all of the assets of Putnam Global Equity Fund to Putnam Global Growth Fund in exchange for the issuance and delivery of shares of beneficial interest of Putnam Global Growth Fund and the assumption by Putnam Global Growth Fund of all the liabilities of Putnam Global Equity Fund, and the distribution of such shares to the shareholders of Putnam Global Equity Fund in complete liquidation of Putnam Global Equity Fund.

Approval of an Agreement and Plan of Reorganization and the transactions contemplated thereby, including the transfer of all of the assets of Putnam Global Growth and Income Fund to Putnam Global Growth Fund in exchange for the issuance and delivery of shares of beneficial interest of Putnam Global Growth Fund and the assumption by Putnam Global Growth Fund of all the liabilities of Putnam Global Growth and Income Fund, and the distribution of such shares to the shareholders of Putnam Global Growth and Income Fund in complete liquidation of Putnam Global Growth and Income Fund.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions on the proposals:

You:

(Voted for, Voted against, Abstained from) the proposal to approve the proposed merger of Putnam Global Equity Fund [Putnam Global Growth and Income Fund] into Putnam Global Growth Fund.

Is this correct?

Thank you.

We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.


Q&A on Putnam Global Equity Fund and Putnam Global Growth and Income Fund mergers into Putnam Global Growth Fund

On or about July 1, 2002, a combined prospectus/proxy statement will be sent to shareholders of Putnam Global Equity Fund and Putnam Global Growth and Income Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the proposal to merge Putnam Global Equity Fund and Putnam Global Growth and Income Fund into Putnam Global Growth Fund.

1. What is being proposed?

For Putnam Global Equity Fund shareholders

The Trustees are recommending that shareholders approve the merger of Putnam Global Equity Fund into Putnam Global Growth Fund and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Putnam Global Equity Fund assets will be transferred to Putnam Global Growth Fund.

For Putnam Global Growth and Income Fund shareholders

The Trustees are recommending that shareholders approve the merger of Putnam Global Growth and Income Fund into Putnam Global Growth Fund and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Global Growth and Income Fund assets will be transferred to Putnam Global Growth Fund.

2. What will happen to my shares of Putnam Global Equity Fund or Putnam Global Growth and Income Fund as a result of the merger?

Your shares of Putnam Global Equity Fund or Putnam Global Growth and Income Fund will be exchanged on a tax-free basis for shares of Putnam Global Growth Fund with an equal aggregate net asset value on the date of the merger. Your share balance will differ, but your account value will not.

3. When would the mergers occur?

If approved by shareholders at the September 12, 2002 meeting, it is expected that the mergers would occur on or about September 23, 2002.

4. Why are the Trustees proposing the transaction?

Putnam Global Equity Fund and Putnam Global Growth Fund

Putnam Global Growth Fund offers shareholders of Putnam Global Equity Fund the opportunity to pursue the same investment program while benefiting from the reduced volatility and lower expenses of a significantly larger fund. Putnam Global Growth Fund is managed in the same core investment style that is not constrained by a bias in favor of either growth or value investing.

Putnam Global Growth and Income Fund and Putnam Global Growth Fund

Putnam Global Growth Fund offers shareholders of Putnam Global Growth and Income Fund the opportunity to continue to pursue a global investment program through investing in a broadly diversified global fund, while benefiting from the reduced volatility and lower expenses of a significantly larger fund.

5. How do the investment objectives, policies, and restrictions of the two funds compare?

Putnam Global Equity Fund and Putnam Global Growth Fund have the same investment goal of seeking capital appreciation. The Trustees recently approved changing the investment policies of Putnam Global Growth Fund to match those of Putnam global Equity Fund. As a result, the merger will not involve changes in investment policies for shareholders of Putnam Global Equity Fund.

Putnam Global Growth and Income Fund and Putnam Global Growth Fund have generally similar investment objectives. Putnam Global Growth and Income Fund invests mainly in value stocks that offer the potential for income. By contrast, Putnam Global Growth Fund, which does not have current income as a secondary objective, selects the countries and industries Putnam Management believes are attractive, then it looks for companies with stock prices that reflect a value lower than that which Putnam management places on the company or whose earnings are likely to grow over time. Both funds invest mainly in large or mid-sized companies, but may invest in companies of any size.

6. How do the risks of investing in the funds compare?

Putnam Global Equity Fund and Putnam Global Growth Fund

The risks of an investment in Putnam Global Growth Fund are generally similar to the risks of an investment in Putnam Global Equity Fund. Putnam Global Growth Fund is not constrained by a bias in favor of value investing so it may invest in relatively fast-growing companies.

Putnam Global Growth and Income Fund and Putnam Global Growth Fund

The risks of an investment in Putnam Global Growth Fund are generally similar to the risks of an investment in Putnam Global Growth and Income Fund. Putnam Global Growth Fund is not constrained by a bias in favor of value investing so it may invest in relatively fast-growing companies. As a result, an investment in Putnam Global Growth Fund may be more volatile than an investment in Putnam Global Growth and Income Fund.

Putnam Global Growth Fund's goal is to invest mainly in stocks issued by companies worldwide. Putnam Global Growth Fund will consider, among other factors, a company's valuation, financial strength, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

Any investment carries with it some level of risk that generally reflects its potential for reward. You can lose money by investing in the fund.

7. How do the fees and expenses of the two funds compare, and what are they estimated to be following the merger?

The merger between Putnam Global Equity Fund and Putnam Global Growth Fund is expected to result in decreased management fees and total expenses for shareholders of Putnam Global Equity Fund.

Similarly, the merger between Putnam Global Growth and Income Fund and Putnam Global Growth Fund is expected to result in decreased management fees and total expenses for shareholders of Putnam Global Growth and Income Fund.

8. Are there any tax consequences as a result of the proposed transaction?

For shareholders who remain invested in the fund throughout the merger process, it is not a taxable event, and a Form 1099 will not be generated. However, any exchange made prior to the merger is a taxable event.

9. What shareholder vote is required to approve the merger?

Approval of the merger of your fund into Putnam Global Growth Fund will require the "yes" vote of the holders of a majority of the shares of your fund voted at the meeting.

10. Will my dividends be affected by the transaction?

If you are a shareholder of Putnam Global Equity Fund, the frequency of your dividends should not change, since both funds normally distribute any net investment income and any net realized capital gains at least annually.

If you are a shareholder of Putnam Global Growth and Income Fund, the frequency of your dividends will formally change from quarterly to annually. This change was recently announced for Putnam Global Growth and Income Fund due to lower dividend yields on international stocks.

The amount of these distributions will reflect the investment policies and dividend policies of Putnam Global Growth Fund. Information regarding the dividends paid by Putnam Global Growth Fund in recent years is included in the "Financial Highlights" section of the combined prospectus/proxy statement.

11. Will I still be able to participate in a dividend reinvestment plan?

Yes. If you currently participate in your fund's dividend reinvestment plan, you will be automatically enrolled in the dividend reinvestment plan for Putnam Global Growth Fund.

12. Will the number of shares I own change?

Yes, the number of shares you own will change, but the total value of the shares of Putnam Global Growth Fund you receive will equal the total value of shares of your fund that you hold at the time of the merger.

13. How will I be notified of the outcome of the merger vote transaction?

If shareholders approve the proposed merger, you will receive confirmation after the merger is completed. If shareholders do not approve the merger, you will be notified by your fund.

14. What do I do with my certificate?

(If shareholder holds certificate shares, add the following):

If you hold certificates for your Putnam Global Equity Fund [Putnam Global Growth and Income Fund] shares, you should return them to the fund. Send your share certificates by regular mail to:

Putnam Investor Services
P.O. Box 41203
Providence, RI 02940

For overnight delivery, please use the following address:

Putnam Investor Services
Investors Way
Norwood, MA 02062

Failure to do so will affect your ability to take certain actions with respect to the shares you receive in the transaction, including selling the shares.